NEWS RELEASE


FOR IMMEDIATE RELEASE
Contact:   Laurence J. Dwyer       617/578-1686
           Margaret-Ellen Clough   617/578-1884


     BOSTON (June 23, 1995) -- New England Investment Companies, L.P. (NYSE:

NEW) announced today that it has signed an agreement to acquire the assets of

Harris Associates L.P., a Chicago-based investment management company with more than $6.5 billion in assets under management.  Following the completion of the acquisition, New England Investment Companies will have more than $70 billion in assets under management, making it the fourth largest publicly traded investment management firm in America.



     Founded in 1976, Harris Associates is the investment advisor for the $3.2 billion Oakmark Fund Group, which includes the $2.3 billion Oakmark Fund, the top-ranked growth mutual fund for the three years ended March 31, 1995.  It also has developed highly successful institutional, private client and multi-manager product lines that have grown to approximately $3.3 billion in assets under management.  The current management team of Harris Associates will continue to operate out of the Chicago office and will retain its investment independence.



     "Harris Associates has achieved strong growth during its 20-year history,

particularly during the last four years when it nearly tripled its assets under management," said Peter S. Voss, chairman and chief executive officer of New

England Investment Companies.  "The combination should produce great long term value to our unitholders by adding to our operating cash flow, which is the determining factor in our distribution policy."


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     "Harris Associates' growth reflects the excellent investment performance of its equity portfolios and will increase our presence in the equity market.  The

Harris team's consistent implementation of its bottom-up, value investment style has produced an outstanding long term track record that consistently outperforms its benchmark indices and will be a valuable addition to our already strong group of investment management subsidiaries and affiliates," Voss added.



     "The Harris team is committed to developing a strong relationship with New

England Investment Companies," said Victor A. Morgenstern, president and chief executive officer of Harris.  "New England Investment Companies' commitment to the independence and culture of its operating units will enable us to build upon the success we have achieved during the last several years.  My partners and I are also excited about our access to its marketing and distribution resources which will help us to broaden our product lines and enhance our ability to attract new assets."



     New England Investment Companies is a limited partnership with more than

$65 billion in assets under management made up of eleven subsidiaries, divisions and affiliates offering a wide array of investment styles and products to institutional and individual clients.  Its business units include Back Bay

Advisors; Copley Real Estate Advisors; Draycott Partners; Loomis, Sayles & Co.;

Marlborough Capital Advisors; New England Funds; New England Investment

Associates; Reich & Tang Capital Management; Reich & Tang Mutual Funds Group;

Westpeak Investment Advisors; and New England Investment Companies' affiliate,

Capital Growth Management.




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